UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 8, 2006 (December 6, 2006)

CTS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation)	1-4639 (Commission File Numbers)	35-0225010 (I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana (Address of Principal Executive Offices)		46514 (Zip Code)

Company's Telephone Number, Including Area Code: (574) 293-7511

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2006, CTS Corporation (the “Company”) entered into a new employment agreement (the “Agreement”) with Donald K. Schwanz, the Chairman, President and Chief Executive Officer of the Company. Mr. Schwanz' prior agreement expired on October 1, 2006. The Agreement provides for Mr. Schwanz's continued employment through December 31, 2007 (the “Term”). During the Term, Mr. Schwanz will continue to receive his annual base salary of $779,300, subject to review and increase by the Board of Directors, and shall be eligible for a target annual bonus of 75% of annual base salary. Upon termination of the Agreement, Mr. Schwanz will be retained by the Company as a consultant for a term of eighteen months, with consulting fees at an annual rate of $175,000. If the Company terminates Mr. Schwanz’s employment without cause or Mr. Schwanz terminates his employment for good reason (each as defined in the Agreement) prior to expiration of the Term, Mr. Schwanz will receive lump sum severance payments equal to the value of the salary, annual bonus(es), perquisites, restricted stock and cash bonus awards, and the increase in actuarial value of retirement benefits that would have been earned by Mr. Schwanz if his employment had continued through December 31, 2007. In addition, upon the termination of Mr. Schwanz’s employment by the Company without cause or by Mr. Schwanz for good reason during the Term, the vesting of any restricted stock units which would otherwise have vested during the Term will be accelerated. The Company's obligations to make payments upon a termination without cause or for good reason are subject to Mr. Schwanz's compliance with certain on-going obligations and the delivery of a release of claims to the Company. The Agreement contains non-compete, confidentiality, non-solicitation, non-disparagement and work-made-for-hire clauses. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement is attached hereto as Exhibit 10(a) and is incorporated herein by reference.

On December 6, 2006, the Board of Directors of the Company adopted a non-qualified individual excess benefit retirement plan for the benefit of Donald K. Schwanz (the "Plan") which provides that upon retirement he will receive a supplemental retirement benefit consistent with the provisions of his prior employment agreement. The supplemental retirement benefit is equal to the actuarial present value of the difference between the benefit that Mr. Schwanz receives under the Company's tax-qualified pension plan and the benefit he would receive under the tax-qualified pension plan if restrictions imposed on the calculation of benefits under tax-qualified plans were disregarded, early retirement reduction factors were eliminated and credited service earned after June 30, 2002 was multiplied by two. The retirement benefit is payable as a single lump sum cash payment from the general assets of the Company. The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan is attached as Exhibit A to the Agreement.

Mr. Schwanz has expressed his desire to retire from the Company when the Term of the Agreement expires. As part of its succession planning responsibility, the Board of Directors has formed a Leadership Continuity Committee. The Committee has engaged an executive search firm to assist in identifying and evaluating potential candidates, internal and external, to succeed Mr. Schwanz when he retires. Mr. Schwanz is an active participant in the succession planning process. At this time, the Committee has not established a definite timeline for the selection of a successor and commencement of the transition process.

Item 9.01     Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Exhibit Description
10(a)	Employment Agreement, effective as of October 1, 2006, between the Company and Donald K. Schwanz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

/s/ James L. Cummins
By:  James L. Cummins
    Senior Vice President Administration

Date:  December 8, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10(a)	Employment Agreement, effective as of October 1, 2006, between the Company and Donald K. Schwanz